ASB Bancorp, Inc. Reports Financial Results For The Third Quarter And Nine Months Ended September 30, 2014

ASHEVILLE, N.C., Oct. 31, 2014 /PRNewswire/ -- ASB Bancorp, Inc. (the "Company") (NASDAQ GM: ASBB), the holding company for Asheville Savings Bank, S.S.B. (the "Bank"), announced today its preliminary operating results for the three- and nine-month periods ended September 30, 2014. The Company reported net income of $502,000 for the quarter ended September 30, 2014 compared to $560,000 for the quarter ended September 30, 2013. On a per share basis, net income was $0.12 per diluted share for the third quarter of 2014 compared to $0.12 per diluted share for the third quarter of 2013. For the nine months ended September 30, 2014, the Company reported net income of $1.8 million compared to net income of $1.1 million for the same period of 2013. For the year-to-date periods, net income per share increased 87.0% to $0.43 per diluted share for the nine months ended September 30, 2014 from $0.23 per diluted share for the nine months ended September 30, 2013.

Suzanne DeFerie, President and CEO, noted, "Our latest quarterly financial results show increased net interest income over the previous four quarters with a continued improvement in our net interest margin to 2.84% compared to 2.82% in the previous quarter and 2.72% in the comparable quarter of 2013. Over the first nine months of 2014, we also grew loans by 8.6% that included a diversified mix of commercial, adjustable rate residential mortgage and consumer loans, which were funded in large part by a 7.0% growth in lower cost core deposits. Our loan growth initiatives continue to produce meaningful results as our interest income from loans increased 6.2% over the same quarter in the prior year. We remain vigilant and disciplined in our approach to profitable growth at reasonable risks."

2014 Third Quarter Highlights

  While net income per share remained at $0.12 per diluted share for the third quarter of 2014 compared to the third quarter of 2013, year-to-date net income per share increased 87.0% to $0.43 per diluted share in 2014 from $0.23 per diluted share in 2013.
  Net interest income increased 5.4% to $5.0 million for the three months ended September 30, 2014 from $4.7 million for the three months ended September 30, 2013. The net interest margin improved to 2.84% for the third quarter of 2014 compared to 2.72% for the third quarter of 2013.
  Interest income from loans increased 6.2% in the third quarter of 2014 compared to the third quarter of 2013, primarily reflecting a $47.4 million increase in average loan balances when comparing the two quarters.
  Interest expense decreased 13.2% in the third quarter of 2014 compared to the third quarter of  2013.
  The Company recorded a $240,000 provision for loan losses in the third quarter of 2014 compared to a recovery of loan losses of $(863,000) in the third quarter of 2013. The allowance for loan losses declined to 1.20% of total loans at September 30, 2014 from 1.63% at December 31, 2013, and the allowance coverage of nonperforming loans was 170.9% at September 30, 2014 compared to 610.4% at December 31, 2013.
  Total loan balances increased $15.9 million, or 3.4%, to $487.9 million during the third quarter of 2014. Loans increased $38.7 million, or 8.6%, since December 31, 2013 and $58.1 million, or 13.5%, since September 30, 2013 as new loan originations exceeded loan repayments, prepayments and foreclosures.
  Noninterest expenses decreased 13.5% to $5.6 million for the third quarter of 2014 from $6.5 million for the third quarter of 2013, due to decreases in foreclosed property expenses and overhead expense reduction initiatives.
  Delinquent and nonperforming loans were 0.78% and 0.70%, respectively, of total loans at September 30, 2014, compared to 0.48% and 0.27%, respectively, of total loans at December 31, 2013.
  Nonperforming assets, including foreclosed properties, decreased to 1.68% of total assets at September 30, 2014 from 2.10% of total assets at December 31, 2013 and 2.27% of total assets at September 30, 2013.
  Core deposits, which exclude certificates of deposit, increased $28.3 million, or 7.0%, since  December 31, 2013 and $27.3 million, or 6.7%, since September 30, 2013. Noninterest-bearing deposits have increased $20.1 million since December 31, 2013.
  Book value per share increased to $21.53 during the third quarter of 2014 from $21.06 at June 30, 2014 and $20.06 at December 31, 2013.
  Capital remained strong with consolidated regulatory capital ratios of 13.17% Tier 1 leverage capital, 21.17% Tier 1 risk-based capital and 22.42% total risk-based capital.
  During July 2014, the Company repurchased a total of 452,900 shares of its common stock from two of its larger institutional stockholders in previously announced privately negotiated transactions at an average cost of $19.96 per share.

DeFerie commented, "Our third quarter results are indicative of our efforts to improve core performance and diligent management of funding costs as we build a larger diverse loan portfolio. We continue to be mindful of capital management opportunities that we believe create value for our stockholders."

Income Statement Analysis

Net Interest Income. Net interest income increased by $257,000, or 5.4%, to $5.0 million for the three months ended September 30, 2014 compared to $4.7 million for the three months ended September 30, 2013. Interest expense decreased $135,000, or 13.2%, to $886,000 for the three months ended September 30, 2014 from $1.0 million for the three months ended September 30, 2013, primarily due to an 8 basis point reduction in the average rate paid on interest-bearing liabilities and an $8.7 million decrease in the average balance of total interest-bearing liabilities. Total interest and dividend income increased $122,000, or 2.1%, to $5.9 million for the three months ended September 30, 2014 from $5.8 million for the three months ended September 30, 2013, primarily as a result of an increase of $47.4 million in average loan balances, which was partially offset by a 19 basis point decrease in the average yield on loans. Average investment portfolio balances decreased $60.5 million for the three months ended September 30, 2014, which was partially offset by an increase of 14 basis points in the average portfolio yield compared to the same period of 2013.

"Interest income grew year-over-year in the third quarter of 2014 and the expansion of lower cost core deposit funding reduced our cost of funds," DeFerie explained. "We believe we have a robust loan pipeline entering the fourth quarter, which should support growth in interest income throughout the remainder of the year."

Net interest income increased by $787,000, or 5.6%, to $14.7 million for the nine months ended September 30, 2014 compared to $13.9 million for the nine months ended September 30, 2013. Interest expense decreased $578,000, or 17.9%, to $2.7 million for the nine months ended September 30, 2014 from $3.2 million for the nine months ended September 30, 2013, due to a 14 basis point reduction in the average rate paid on interest-bearing deposits and a decrease of $12.4 million in the average balance of total interest-bearing deposits. The lower cost of interest-bearing deposits was primarily attributable to an average rate reduction of 20 basis points on certificates of deposit, as well as a lower average balance of certificates of deposit, and reductions in average rates paid on NOW and money market accounts, which were slightly offset by increases in the average balances of NOW, money market and savings accounts as the Company continued its focus on core deposit growth. Total interest and dividend income increased $209,000 to $17.4 million for the nine months ended September 30, 2014 compared to $17.2 million for the nine months ended September 30, 2013. The average balance of total interest-earning assets decreased $3.1 million, which was significantly offset by a 5 basis point increase in the average yields on interest-earning assets. Interest income on loans increased $958,000, primarily attributable to a $52.3 million increase in the average balance of loans, partially offset by a 23 basis point reduction in the yield earned on loans in 2014. Interest on securities decreased $810,000 in 2014 primarily as a result of an $84.6 million decrease in average investment portfolio balances, partially offset by a 23 basis point increase in yield earned on the investment portfolio.

DeFerie commented, "We believe an important measure of our performance is the improvement demonstrated in lowering interest expense through diligent deposit repricing and core deposit growth."

Noninterest Income. Noninterest income decreased $226,000, or 12.1%, to $1.6 million for the three months ended September 30, 2014 from $1.9 million for the three months ended September 30, 2013. Factors that contributed to the decrease in noninterest income during the 2014 period included decreases of $197,000 in mortgage banking income, $180,000 in gains from the sale of investment securities and $36,000 in deposit and other service charge income, which were partially offset by increases of $78,000 in loan fees, $71,000 in gains on sales of foreclosed properties and $29,000 in debit card services. The decrease in investment security gains resulted from having no sales of investment securities during the third quarter of 2014. The decrease in mortgage banking income was attributable to lower volumes of residential mortgage loans sold due to a decline in residential mortgage originations. The decrease in deposit and other service charge income was primarily the result of lower ATM and deposit overdraft fees.

Noninterest income decreased $1.6 million, or 25.9%, to $4.7 million for the nine months ended September 30, 2014 from $6.3 million for the nine months ended September 30, 2013. Factors that contributed to the decrease in noninterest income during the 2014 nine-month period included decreases of $912,000 in mortgage banking income, $662,000 in securities gains, $174,000 in income from an investment in a Small Business Investment Company and $122,000 in deposit fees, which were partially offset by $77,000 in higher income from debit card services, $49,000 in higher brokerage referral fees and $47,000 in higher consumer and small business administrative loan fees. The decrease in mortgage banking income was attributable to lower volumes of residential mortgage loans originated and sold. The decrease in deposit fees was primarily the result of lower ATM and deposit overdraft fees.

Noninterest Expenses. Noninterest expenses decreased $879,000, or 13.5%, to $5.6 million for the three months ended September 30, 2014 from $6.5 million for the three months ended September 30, 2013. The decrease was primarily attributable to decreases of $541,000 in foreclosed property expenses, $219,000 in in salaries and employee benefits, $120,000 in data processing expenses, $71,000 in various other expenses and $40,000 in occupancy expenses, which were partially offset by an increase of $110,000 in professional and outside services. The decrease in salaries and benefits was primarily due to decreases of $207,000 in compensation expenses and $12,000 in employee benefits. The decrease in foreclosed property expenses primarily related to a reduction of $447,000 in valuation write-downs of foreclosed properties.

Noninterest expenses decreased $1.5 million, or 7.9%, to $17.8 million for the nine months ended September 30, 2014 from $19.4 million for the nine months ended September 30, 2013. The lower 2014 noninterest expenses primarily reflected decreases in foreclosed property expenses of $1.8 million, various other expenses of $208,000, occupancy expenses of $142,000 and data processing expenses of $122,000, which were partially offset by higher compensation expenses of $560,000 and higher professional and outside services expenses of $147,000. The decrease in foreclosed property expenses primarily related to a reduction of $1.7 million in valuation write-downs of foreclosed properties. Compensation expenses in the first nine months of 2014 included an increase of $380,000 in equity incentive plan expenses related to accelerated vesting for disability of an executive officer and an increase of $672,000 in other employee benefit plan expenses, which were partially offset by a decrease of $492,000 in compensation expenses and reductions in most other expense categories. Compensation expenses in the first nine months of 2013 included a $499,000 one-time credit to pension expense resulting from the curtailment of benefits for future service.

Balance Sheet Review

Assets. Total assets increased $16.0 million, or 2.2%, to $749.0 million at September 30, 2014 from $733.0 million at December 31, 2013. Cash and cash equivalents increased $25.6 million, or 48.5%, to $78.4 million at September 30, 2014 from $52.8 million at December 31, 2013 in anticipation of loan growth. Investment securities decreased $40.1 million, or 21.1%, to $149.5 million at September 30, 2014 from $189.6 million at December 31, 2013, primarily due to the sale of investment securities to fund anticipated loan growth. Loans receivable, net of deferred fees, increased $38.7 million, or 8.6%, to $487.9 million at September 30, 2014 from $449.2 million at December 31, 2013 as new loan originations exceeded loan repayments, prepayments and foreclosures.

Liabilities. Total deposits increased $22.0 million, or 3.8%, to $594.8 million at September 30, 2014 from $572.8 million at December 31, 2013. During the nine months ended September 30, 2014, the Company continued its focus on core deposit growth, from which it excludes certificates of deposit. Core deposits increased $28.3 million, or 7.0%, to $434.0 million at September 30, 2014 from $405.7 million at December 31, 2013.

Commercial checking and money market accounts increased $21.0 million, or 22.1%, to $116.2 million at September 30, 2014 from $95.2 million at December 31, 2013, reflecting expanded sources of lower cost funding. The Company's initiatives to obtain new commercial deposit relationships in conjunction with making new commercial loans significantly contributed to this increase and reflects a commitment to establishing diversified relationships with business clients.

Over the same period, certificates of deposit decreased $6.3 million, or 3.8%, to $160.8 million at September 30, 2014 from $167.1 million at December 31, 2013. Accounts payable and other liabilities increased $1.4 million, or 17.0%, to $9.8 million at September 30, 2014 from $8.4 million at December 31, 2013.

Asset Quality

Provision for Loan Losses. The provision for loan losses was $240,000 for the three months ended September 30, 2014 compared to a recovery of loan losses of $(863,000) for the three months ended September 30, 2013. The provision expense recorded in the third quarter of 2014 was primarily due to higher charge-offs during the period. The significant decrease in the provision for the third quarter of 2013 was primarily supported by declines in the Company's trailing three-year loss history and recent trends of substantially improved levels of delinquent and nonperforming loans used to estimate general loan loss reserves. The allowance for loan losses totaled $5.9 million, or 1.20% of total loans, at September 30, 2014 compared to $7.3 million, or 1.63% of total loans, at December 31, 2013. The Company charged off $172,000 in loans during the three months ended September 30, 2014 compared to $86,000 during the three months ended September 30, 2013.

The Company recorded a recovery of loan losses in the amount of $(1.2) million for the nine months ended September 30, 2014 compared to a recovery of loan losses of $(735,000) for the nine months ended September 30, 2013. In the nine-month period of 2014, the Company assessed and modified its loan loss methodology for unimpaired commercial construction and land development, unimpaired residential construction and land development, and unimpaired commercial and industrial loans. This modification resulted in further sub-segmentation of these classes of loans and the related historical charge-off rates. The purpose was to allocate the substantial historical charge-off rates created by three sub-segments of these loan classes against the significantly diminished or nonexistent current balances within these same loan sub-segments reflecting no continued credit exposure to the Company. Specifically, additional sub-segments were identified where the Company made (i) loans in excess of $2.5 million to construct commercial mixed-use buildings in small communities with low population growth, (ii) speculative loans to construct one-to-four family residences for the greater of 80% of the appraised value of the completed residence or 100% of the actual costs of construction, and (iii) loans secured by equity securities that do not have a readily determinable fair value. This change in methodology resulted in a nonrecurring reduction of approximately $1.3 million in the Company's reserves for loans not considered impaired in the second quarter of 2014. Charge-offs were $322,000 for the first nine months of 2014 compared to $278,000 for the first nine months of 2013.

DeFerie noted, "Our year-over-year earnings comparisons reflect the positive impact of a reduced provision for loan losses resulting from modifications of our loan loss methodology in the first nine months of 2014 and 2013 that were attributable to improvements in the credit quality of our loans."

Nonperforming Assets. Nonperforming assets totaled $12.6 million, or 1.68% of total assets, at September 30, 2014, compared to $15.4 million, or 2.10% of total assets, at December 31, 2013. Nonperforming assets included $3.4 million in nonperforming loans and $9.2 million in foreclosed real estate at September 30, 2014 compared to $1.2 million and $14.2 million, respectively, at December 31, 2013.

Nonperforming loans increased $2.2 million to $3.4 million, or 0.70% of total loans, at September 30, 2014 from $1.2 million, or 0.27% of total loans, at December 31, 2013. At September 30, 2014, nonperforming loans included 12 residential mortgage loans that totaled $2.0 million, two commercial mortgage loans that totaled $900,000, five revolving home equity loans that totaled $240,000 and four commercial and industrial loans that totaled $236,000. As of September 30, 2014, the nonperforming loans had specific reserves totaling $198,000.

Foreclosed real estate at September 30, 2014 included 11 properties with a total recorded amount of $9.2 million compared to 11 properties with a total recorded amount of $14.2 million at December 31, 2013. During the nine months ended September 30, 2014, three new properties totaling $173,000 were added to foreclosed real estate, while three properties totaling $1.6 million were sold including a large parcel with a recorded amount of $1.2 million. In addition, the Bank sold 28 of its 44 units in a mixed-use condominium complex for net proceeds of $3.7 million. The Bank also recorded $269,000 in capital additions and $154,000 in loss provisions during the first nine months of 2014.

The Bank's largest foreclosed property resulted from a loan relationship that had an original purpose of constructing a mixed-use retail, commercial office, and residential condominium project located in western North Carolina. As a result of this foreclosure, the Bank acquired 44 of the 48 condominium units in the building. Following an additional write-down of approximately $630,000 on the loans secured by this collateral in the fourth quarter of 2012, the Bank recorded this foreclosed property in the amount of $9.8 million. During 2013, the Bank recorded additional write-downs totaling $1.6 million, which resulted in an adjusted recorded amount of $8.2 million at December 31, 2013. During the nine months ended September 30, 2014, the Bank recorded an additional write-down of $133,000 on the property and sold 28 residential condominium units. At September 30, 2014, the adjusted recorded amount was $4.6 million for the remaining 8 retail units and 8 office units.

Outlook

DeFerie concluded, "While we are pleased with the continued improvement in the Company's balance sheet during 2014 and the strength of our loan portfolio, we remain focused on creating stockholder value through increased profitability from loan growth funded by core deposits and greater efficiencies in our operations."

Profile

The Bank is a North Carolina chartered stock savings bank offering traditional financial services through thirteen full-service banking centers located in Buncombe, Madison, McDowell, Henderson and Transylvania counties in Western North Carolina and a loan production office in Charlotte, North Carolina. Originally chartered in 1936 and headquartered in Asheville, North Carolina, the Bank is locally managed with a focus on fostering strong relationships with its customers, its employees and the communities it serves. The Bank was recognized as the 2014 #1 Best Bank and #1 Best Bank for Small Business Services by the readers of the Mountain Xpress newspaper in Western North Carolina and was also awarded the Best Bank in McDowell County for 2014 by the readers of The McDowell News newspaper.

This news release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the PSLRA). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors described in the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:	Suzanne S. DeFerie
Chief Executive Officer
(828) 254-7411

Selected Financial Condition Data

	September 30,	December 31,
(Dollars in thousands)	2014	2013*	% Change

Total assets	$ 749,033	$ 733,035	2.2%
Cash and cash equivalents	78,412	52,791	48.5%
Investment securities	149,530	189,570	-21.1%
Loans receivable, net of deferred fees	487,904	449,234	8.6%
Allowance for loan losses	(5,852)	(7,307)	19.9%
Deposits	594,798	572,786	3.8%
Core deposits**	433,983	405,722	7.0%
FHLB advances	50,000	50,000	0.0%
Accounts payable and other liabilities	9,795	8,374	17.0%
Total equity	94,285	101,088	-6.7%
* Derived from audited consolidated financial statements.
** Core deposits are defined as total deposits excluding certificates of deposit.

Selected Operating Data

(Dollars in thousands,	Three Months Ended			Nine Months Ended
except per share data)	September 30,			September 30,
	2014	2013	% Change	2014	2013	% Change

Interest and
dividend income	$ 5,873	$ 5,751	2.1%	$ 17,385	$ 17,176	1.2%
Interest expense	886	1,021	-13.2%	2,659	3,237	-17.9%
Net interest income	4,987	4,730	5.4%	14,726	13,939	5.6%
Provision for
(recovery of) loan losses	240	(863)	127.8%	(1,218)	(735)	-65.7%
Net interest income
after provision for
(recovery of) loan losses	4,747	5,593	-15.1%	15,944	14,674	8.7%
Noninterest income	1,642	1,868	-12.1%	4,652	6,278	-25.9%
Noninterest expenses	5,624	6,503	-13.5%	17,834	19,364	-7.9%
Income before
income tax
provision	765	958	-20.1%	2,762	1,588	73.9%
Income tax
provision	263	398	-33.9%	915	494	85.2%
Net income	$ 502	$ 560	-10.4%	$ 1,847	$ 1,094	68.8%

Net income per
common share:
Basic	$ 0.13	$ 0.12	8.3%	$ 0.44	$ 0.23	91.3%
Diluted	$ 0.12	$ 0.12	0.0%	$ 0.43	$ 0.23	87.0%
Average shares outstanding:
Basic	3,938,629	4,668,228	-15.6%	4,245,176	4,756,780	-10.8%
Diluted	4,017,345	4,700,725	-14.5%	4,289,164	4,756,859	-9.8%
Ending shares outstanding	4,378,411	5,223,823	-16.2%	4,378,411	5,223,823	-16.2%

Selected Average Balances and Yields/Costs

	For The Three Months Ended September 30,
	2014		2013
	Average	Yield/	Average	Yield/
(Dollars in thousands)	Balance	Cost	Balance	Cost

Loans receivable	$ 480,074	4.27%	$ 432,659	4.46%
Investment securities, including tax-exempt (1)	152,142	1.88%	212,636	1.74%
Other interest-earning assets	78,551	0.39%	60,567	0.48%
Total interest-earning assets (1)	710,767	3.33%	705,862	3.30%
Interest-bearing deposits	501,698	0.31%	510,286	0.41%
Federal Home Loan Bank advances	50,000	3.93%	50,000	3.94%
Total interest-bearing liabilities	551,969	0.64%	560,687	0.72%

Interest rate spread (1)		2.69%		2.58%
Net interest margin (1)		2.84%		2.72%

	For The Nine Months Ended September 30,
	2014		2013
	Average	Yield/	Average	Yield/
(Dollars in thousands)	Balance	Cost	Balance	Cost

Loans receivable	$ 466,076	4.34%	$ 413,785	4.57%
Investment securities, including tax-exempt (1)	159,057	1.97%	243,652	1.74%
Other interest-earning assets	80,110	0.42%	50,868	0.51%
Total interest-earning assets (1)	705,243	3.36%	708,305	3.31%
Interest-bearing deposits	500,979	0.32%	513,355	0.46%
Federal Home Loan Bank advances	50,000	3.93%	50,000	3.93%
Total interest-bearing liabilities	551,570	0.64%	563,911	0.77%

Interest rate spread (1)		2.72%		2.54%
Net interest margin (1)		2.85%		2.70%

(1) Yields on tax-exempt securities have been included on a tax-equivalent basis using a 34% federal marginal tax rate.

Selected Asset Quality Data

	Three Months Ended		Nine Months Ended
Allowance for Loan Losses	September 30,		September 30,
(Dollars in thousands)	2014	2013	2014	2013

Allowance for loan losses, beginning of period	$ 5,770	$ 8,523	$ 7,307	$ 8,513
Provision for (recovery of) loan losses	240	(863)	(1,218)	(735)

Charge-offs	(172)	(86)	(322)	(278)
Recoveries	14	15	85	89
Net charge-offs	(158)	(71)	(237)	(189)

Allowance for loan losses, end of period	$ 5,852	$ 7,589	$ 5,852	$ 7,589

Allowance for loan losses as a percent of:
Total loans	1.20%	1.77%	1.20%	1.77%
Total nonperforming loans	170.91%	454.43%	170.91%	454.43%

Nonperforming Assets	September 30,	December 31,
(Dollars in thousands)	2014	2013	% Change

Nonperforming loans:
Nonaccruing loans (1)
Commercial:
Commercial construction and land development	$ -	$ 11	-100.0%
Commercial mortgage	900	373	141.3%
Commercial and industrial	236	139	69.8%
Total commercial	1,136	523	117.2%
Non-commercial:
Residential mortgage	2,041	549	271.8%
Revolving mortgage	240	116	106.9%
Consumer	7	9	-22.2%
Total non-commercial	2,288	674	239.5%
Total nonaccruing loans (1)	3,424	1,197	186.0%

Total loans past due 90 or more days
and still accruing	-	-	0.0%

Total nonperforming loans	3,424	1,197	186.0%

Foreclosed real estate	9,169	14,233	-35.6%

Total nonperforming assets	12,593	15,430	-18.4%

Performing troubled debt restructurings (2)	4,889	5,255	-7.0%
Performing troubled debt restructurings and
total nonperforming assets	$ 17,482	$ 20,685	-15.5%

Nonperforming loans as a percent of total loans	0.70%	0.27%
Nonperforming assets as a percent of total assets	1.68%	2.10%
Performing troubled debt restructurings and
total nonperforming assets to total assets	2.33%	2.82%
(1) Nonaccruing loans include nonaccruing troubled debt restructurings.
(2) Performing troubled debt restructurings exclude nonaccruing troubled debt restructurings.

Foreclosed Real Estate by Loan Type	September 30, 2014		December 31, 2013
(Dollars in thousands)	Number	Amount	Number	Amount

Commercial construction and land development	9	$ 9,007	9	$ 13,822
Residential mortgage	2	162	2	411
Total	11	$ 9,169	11	$ 14,233

Foreclosed Real Estate		Nine Months Ended
(Dollars in thousands)		September 30, 2014

Beginning balance		$ 14,233
Transfers from loans		173
Capitalized cost		269
Loss provisions		(154)
Gain on sale of foreclosed properties		25
Net proceeds from sales of foreclosed properties		(5,377)
Ending balance		$ 9,169

Selected Average Balances and Performance Ratios

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands)	2014	2013	2014	2013

Selected Average Balances
Average total loans	$ 480,074	$ 432,659	$ 466,076	$ 413,785
Average total interest-earning assets	710,767	705,862	705,243	708,305
Average total assets	747,794	749,515	745,015	753,886
Average total interest-bearing deposits	501,698	510,286	500,979	513,355
Average total deposits	591,883	584,682	584,905	583,354
Average total interest-bearing liabilities	551,969	560,687	551,570	563,911
Average total stockholders' equity	95,756	103,568	100,106	107,287

Selected Performance Ratios
Return on average assets (1)	0.27%	0.30%	0.33%	0.19%
Return on average equity (1)	2.08%	2.15%	2.47%	1.36%
Interest rate spread (1) (2)	2.69%	2.58%	2.72%	2.54%
Net interest margin (1) (3)	2.84%	2.72%	2.85%	2.70%
Noninterest expense to average assets (1)	2.98%	3.44%	3.20%	3.43%
Efficiency ratio (4)	83.68%	96.83%	90.53%	94.16%
(1) Ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities. Yields on tax-exempt securities have been included on a tax-equivalent basis using a 34% federal marginal tax rate.
(3) Represents net interest income as a percent of average interest-earning assets. Yields on tax-exempt securities have been included on a tax-equivalent basis using a 34% federal marginal tax rate.
(4) Represents noninterest expenses divided by the sum of net interest income, on a tax equivalent basis using a federal marginal tax rate of 34%, and noninterest income.

Quarterly Earnings Data

	Three Month Periods Ended
(Dollars in thousands,	September 30,	June 30,	March 31,	December 31,	September 30,
except per share data)	2014	2014	2014	2013	2013

Income Statement Data:
Interest and dividend income	$ 5,873	$ 5,771	$ 5,741	$ 5,776	$ 5,751
Interest expense	886	886	887	957	1,021
Net interest income	4,987	4,885	4,854	4,819	4,730
Provision for (recovery of) loan losses	240	(1,390)	(68)	54	(863)
Net interest income after provision for
(recovery of) loan losses	4,747	6,275	4,922	4,765	5,593
Noninterest income	1,642	1,554	1,456	1,756	1,868
Noninterest expenses	5,624	6,350	5,860	6,030	6,503
Income before income
tax provision	765	1,479	518	491	958
Income tax provision	263	538	114	131	398
Net income	$ 502	$ 941	$ 404	$ 360	$ 560

Per Share Data:
Net income per share – Basic	$ 0.13	$ 0.22	$ 0.09	$ 0.08	$ 0.12
Net income per share – Diluted	$ 0.12	$ 0.21	$ 0.09	$ 0.08	$ 0.12
Book value per share	$ 21.53	$ 21.06	$ 20.53	$ 20.06	$ 19.69
Weighted average shares outstanding:
Basic	3,938,629	4,341,124	4,461,521	4,497,671	4,668,228
Diluted	4,017,345	4,382,660	4,493,617	4,542,024	4,700,725
Ending shares outstanding	4,378,411	4,831,311	4,964,611	5,040,057	5,223,823

Quarterly Financial Condition Data

	As Of	As Of	As Of	As Of	As Of
	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2014	2014	2014	2013*	2013

Ending Balance Sheet Data:
Total assets	$ 749,033	$ 754,496	$ 748,089	$ 733,035	$ 751,302
Cash and cash equivalents	78,412	93,825	98,554	52,791	77,890
Investment securities	149,530	153,921	156,036	189,570	195,973
Loans receivable, net of deferred fees	487,904	472,012	455,434	449,234	429,778
Allowance for loan losses	(5,852)	(5,770)	(7,189)	(7,307)	(7,589)
Deposits	594,798	592,683	585,752	572,786	583,859
Core deposits**	433,983	432,201	423,567	405,722	406,730
FHLB advances	50,000	50,000	50,000	50,000	50,000
Total equity	94,285	101,727	101,947	101,088	102,876

Regulatory Capital Ratios:
Tier 1 leverage capital	13.17%	14.16%	14.38%	14.35%	14.45%
Tier 1 risk-based capital	21.17%	23.69%	24.29%	24.14%	24.73%
Total risk-based capital	22.42%	24.94%	25.54%	25.39%	25.99%

Asset Quality:
Nonperforming loans	$ 3,424	$ 2,034	$ 1,905	$ 1,197	$ 1,670
Nonperforming assets	12,593	12,409	15,516	15,430	17,041
Nonperforming loans to total loans	0.70%	0.43%	0.42%	0.27%	0.39%
Nonperforming assets to total assets	1.68%	1.64%	2.07%	2.10%	2.27%
Allowance for loan losses	$ 5,852	$ 5,770	$ 7,189	$ 7,307	$ 7,589
Allowance for loan losses to total loans	1.20%	1.22%	1.58%	1.63%	1.77%
Allowance for loan losses to
nonperforming loans	170.91%	283.68%	377.38%	610.44%	454.43%
* Ending balance sheet data as of December 31, 2013 was derived from audited consolidated financial statements.
** Core deposits are defined as total deposits excluding certificates of deposit.

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